EXHIBIT 2



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                        AGREEMENT AND PLAN OF MERGER


                                By and Among


                            Launch Media, Inc.;


                            TD Merger Sub, Inc.;


              Certain Principal Stockholders of Musicom, Inc.




                                    and




                               Musicom, Inc.




                                   Dated
                              January 14, 2000




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


                             TABLE OF CONTENTS

                                                                                                  Page
ARTICLE I               THE MERGER..................................................................1
         Section 1.1         General................................................................1
         Section 1.2         The Merger.............................................................1
         Section 1.3         Effective Time.........................................................1
         Section 1.4         Articles of Incorporation..............................................2
         Section 1.5         By-Laws................................................................2
         Section 1.6         Directors and Officers.................................................2

ARTICLE I.A             MERGER CONSIDERATION; CAPITAL STOCK; PURCHASE PRICE.........................2
         Section 1.A.1       Payment of Merger Consideration........................................2
         Section 1.A.2       Conversion of Company and Newco Stock..................................2
         Section 1.A.3       Surrender of Certificates; Payment for Shares..........................3
         Section 1.A.4       Transfers of Certificates..............................................3
         Section 1.A.5       Escrow.................................................................3
         Section 1.A.6       Transfer Restrictions..................................................3

ARTICLE II              REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO...........................3
         Section 2.1         Organization...........................................................3
         Section 2.2         Authorization..........................................................4
         Section 2.3         Non-Contravention......................................................4
         Section 2.4         Brokerage..............................................................4
         Section 2.5         Buyer Common Stock.....................................................4
         Section 2.6         Capital Structure......................................................4
         Section 2.7         Securities filings.....................................................4

ARTICLE III             REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE
                        PRINCIPAL STOCKHOLDERS AND THE SELLER STOCKHOLDERS..........................5
         Section 3.1         Organization...........................................................5
         Section 3.2         Articles of Incorporation, Bylaws and Agreements.......................5
         Section 3.3         Capital Structure......................................................5
         Section 3.4         Due Authorization......................................................6
         Section 3.5         Financial Statements and Absence of Changes of Profits and Loss........6
         Section 3.6         Environmental Matters..................................................7
         Section 3.7         Liabilities............................................................7
         Section 3.8         Title to and Condition of Assets and Property..........................7
         Section 3.9         Intellectual Property..................................................8
         Section 3.10        Contracts..............................................................9
         Section 3.11        Litigation and Compliance.............................................10
         Section 3.12        Licenses and Permits..................................................10
         Section 3.13        Insurance.............................................................11
         Section 3.14        Employee Benefit Plans................................................11
         Section 3.15        Taxes and Returns.....................................................11
         Section 3.16        No Adverse Actions....................................................13
         Section 3.17        Labor Matters.........................................................13
         Section 3.18        Disclosure............................................................14
         Section 3.19        Brokers...............................................................14
         Section 3.20        Takeover Statutes.....................................................14


ARTICLE III.A           REPRESENTATIONS AND WARRANTIES OF EACH SELLING
                        STOCKHOLDER................................................................14
         Section 3.A.1       Ownership of Capital Stock............................................14
         Section 3.A.2       Approval of the Merger................................................15
         Section 3.A.3       Brokers...............................................................15
         Section 3.A.4       Rights of First Refusal...............................................15
         Section 3.A.5       Investment Representations............................................15

ARTICLE IV              ADDITIONAL AGREEMENTS OF THE PARTIES.......................................15
         Section 4.1         Further Assurances....................................................15
         Section 4.2         Payment of Taxes......................................................16
         Section 4.3         Employees.............................................................16
         Section 4.4         Employment Agreements; Settlements....................................16
         Section 4.5         SEC Filings...........................................................16
         Section 4.6         Tax-Free Reorganization...............................................16
         Section 4.7         Confidentiality.......................................................16

ARTICLE V               THE CLOSING................................................................17
         Section 5.1         Closing...............................................................17
         Section 5.2         Deliveries by the Company and the Selling Stockholders................17
         Section 5.3         Buyer's Deliveries....................................................18

ARTICLE VI              INDEMNIFICATION............................................................18
         Section 6.1         Survival..............................................................18
         Section 6.2         Indemnification by the Selling Stockholders...........................19
         Section 6.3         Indemnification by Buyer..............................................20
         Section 6.4         Claims................................................................20
         Section 6.5         Notice of Third Party Claims, Assumption of Defense...................21
         Section 6.6         Settlement or Compromise..............................................21
         Section 6.7         Failure of Indemnifying Person to Act.................................22
         Section 6.8         Net Losses............................................................22
         Section 6.9         Special Indemnification...............................................22

ARTICLE VII             POWER OF ATTORNEY..........................................................23
         Section 7.1         Appointment of Stockholders' Agent....................................23
         Section 7.2         Irrevocable; Binding on Successors, Etc. .............................23

ARTICLE VIII            MISCELLANEOUS..............................................................24
         Section 8.1         Expenses..............................................................24
         Section 8.2         Governing Law.........................................................24
         Section 8.3         Dispute Resolution; Arbitration.......................................24
         Section 8.4         Notices...............................................................25
         Section 8.5         Assignment............................................................26
         Section 8.6         Section Headings......................................................26
         Section 8.7         Amendment.............................................................26
         Section 8.8         Counterparts..........................................................27
         Section 8.9         Entire Agreement......................................................27
         Section 8.10        Binding Effect........................................................27
         Section 8.11        Severability..........................................................27
         Section 8.12        Third Parties.........................................................27
         Section 8.13        Stock Legend..........................................................27
         Section 8.14        Certain Definitions...................................................27
         Section 8.15        Tax Records...........................................................28


                                  EXHIBITS

Exhibit A   -     Form of Certificate of Merger

Exhibit B   -     Capitalization and Allocation of Purchase Price

Exhibit C   -     Form of Escrow Agreement

Exhibit D   -     Form of Offer Letter

Exhibit E   -     Form of Employment Agreement for Robert Schaefer

Exhibit F   -     Form of Employment Agreement for Alan Schaefer

                                 SCHEDULES

Schedule 3.1               Foreign Qualification
Schedule 3.5               Material Adverse Changes
Schedule 3.7               Liabilities
Schedule 3.9               Intellectual Property
Schedule 3.10              Contracts
Schedule 3.11              Litigation
Schedule 3.12(a)           Authorizations
Schedule 3.12(b)           Consents
Schedule 3.13              Insurance
Schedule 3.14              Employee Benefit Plans
Schedule 3.15              Taxes
Schedule 3.16              Adverse Actions
Schedule 4.3               Employees

                                                               EXECUTION COPY


                                 AGREEMENT


         This Agreement and Plan of Merger (the "Agreement") is made as of January 14, 2000 by and among LAUNCH Media, Inc., a Delaware corporation ("Buyer"), TD Merger Sub, Inc., a Georgia corporation and wholly owned subsidiary of Buyer ("Newco"), Robert Schaefer and Alan Schaefer (collectively, the "Principal Stockholders") and Musicom, Inc., a Georgia corporation (the "Company").

                                  RECITALS


         WHEREAS, on the terms and subject to the conditions contained herein, Buyer desires to acquire (i) all of the issued and outstanding shares of common stock, par value $.001, of the Company (the "Common Shares") and (ii) all of the issued and outstanding shares of Series A Participating Preferred Stock, par value $.001, of the Company (the "Preferred Shares") (the "Common Shares" and the "Preferred Shares" shall be collectively referred to herein as the "Shares") through a merger of Newco with and into the Company (the "Merger");

         WHEREAS, each of the stockholders of the Company (the "Selling Stockholders") and the Company desire to effect the Merger on the terms and subject to the conditions contained herein; and

         WHEREAS, the parties to this Agreement intend that this Agreement be approved and adopted by all relevant parties as a plan of reorganization within the provisions of Section 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986 as amended.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

                                  ARTICLE I
                                 THE MERGER

         Section 1.1 General. This Agreement, and the form of Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger"), provide for, upon the terms and conditions contained herein and therein, the consummation of the Merger at the Effective Time (as defined in Section
1.3 below).

         Section 1.2 The Merger. In accordance with the provisions of this Agreement and the Georgia Business Corporation Code ("GBCC"), at the Effective Time, Newco shall be merged with and into the Company, and the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Georgia. The separate corporate existence of Newco shall terminate at the Effective Time. The Merger shall have the effects specified in the GBCC.

         Section 1.3 Effective Time. Subject to the provisions of this Agreement, the Merger shall be effected by the signing and filing of the Certificate of Merger with the Secretary of State of the State of Georgia in accordance with the GBCC, immediately after the Closing. The term "Effective Time" means the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

         Section 1.4 Articles of Incorporation. The Articles of
Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until amended in accordance with the provisions thereof and the GBCC.

         Section 1.5 By-Laws. The By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, until amended in accordance with the provisions of the GBCC and the Articles of Incorporation of the Surviving Corporation.

         Section 1.6 Directors and Officers. At the Effective Time, the directors and officers of Newco immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation.

                                ARTICLE I.A
            MERGER CONSIDERATION; CAPITAL STOCK; PURCHASE PRICE

         Section 1.A.1 Payment of Merger Consideration. At the Closing (as hereinafter defined), Buyer shall: (i) pay to each Selling Stockholder the amount in cash set forth opposite such Selling Stockholder's name on Exhibit B under the column entitled "Amount of Cash to be Received at Closing" (which amount shall include cash in lieu of fractional shares of Buyer Common Stock (as hereinafter defined)) (the "Cash Payment"), (ii) issue to each Selling Stockholder the number of shares of common stock of Buyer, par value $.001 per share ("Buyer Common Stock"), set forth opposite such Selling Stockholder's name on Exhibit B under the column entitled "Number of Shares of Buyer Common Stock to be Received at Closing" (the "Merger Shares") and (iii) deposit the aggregate number of shares of Buyer Common Stock listed under the column on Exhibit B entitled "Number of Shares of Buyer Common Stock to be held in Escrow" (the "Escrow Shares" and, together with the Cash Payment and the Merger Shares, the "Merger Consideration") in the Escrow (as hereinafter defined). At the Closing, Buyer shall pay all cash amounts by means of wire transfer of immediately available funds to a bank account or accounts designated by the Selling Stockholders. The Selling Stockholders hereby acknowledge that the Buyer Common Stock issued pursuant to this Agreement is not registered under the Securities Act of 1933, as amended (the "Securities Act").

         Section 1.A.2 Conversion of Company and Newco Stock. At the Effective Time:

                  (a) (i) Each Selling Stockholder's Preferred Shares shall be converted into the right to receive cash as set forth on Exhibit B and
(ii) each Stockholder's Common Shares shall be converted into the right to receive Buyer Common Stock as set forth on Exhibit B hereto and, subject to delivery into escrow, interests in the Escrow Shares as set forth on Exhibit B hereto.

         Each share of common stock, par value $.01 per share, of Newco ("Newco Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation and the Surviving Corporation shall thereby become a wholly owned subsidiary of Buyer.

         Section 1.A.3 Surrender of Certificates; Payment for Shares. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deliver the Merger Consideration payable with respect to the Shares, and the certificates representing such Shares shall forthwith be surrendered to Buyer and be canceled. After the Effective Time and until so surrendered and exchanged, each certificate representing Shares shall represent solely the right to receive a ratable portion of the Merger Consideration, without interest.

         Section 1.A.4 Transfers of Certificates. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to the Effective Time. The Merger Consideration paid in respect of any Shares upon the surrender of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

         Section 1.A.5 Escrow. At the Closing, Buyer shall deliver to Mayer, Brown & Platt (the "Escrow Agent") certificates representing the Escrow Shares to be held in escrow (the "Escrow") pursuant to the terms of an escrow agreement substantially in the form of Exhibit C attached hereto (the "Escrow Agreement"). Pursuant to the terms of the Escrow Agreement,
(i) certain of the Escrow Shares shall be held in Escrow Fund I (as defined in the Escrow Agreement) as collateral to indemnify Buyer for any and all Non-Broker Losses (as hereinafter defined) pursuant to Section 6.2 and (ii) certain of the Escrow Shares shall be held in Escrow Fund II (as defined in the Escrow Agreement) as collateral to indemnify Buyer for any and all Broker Losses (as hereinafter defined) pursuant to Section 6.9.

         Section 1.A.6 Transfer Restrictions. Each Selling Stockholder agrees that such Selling Stockholder will not transfer any shares of Buyer Common Stock acquired pursuant to this Agreement for a period of one year from the date of this Agreement (the "Restricted Period"). After the Restricted Period, each Selling Stockholder agrees that such Selling Stockholder will transfer shares of Buyer Common Stock obtained pursuant to this Agreement only in accordance with applicable law. Notwithstanding anything to the contrary contained in this Section 1.A.6, each Selling Stockholder shall be permitted to immediately transfer any Buyer Common Stock obtained in the Merger to another Selling Stockholder, a family partnership, trust or similar entity for estate tax planning purposes so long as such Selling Stockholder maintains sole control over the right to vote any such shares of Buyer Common Stock so transferred.

                                 ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO

         Buyer, on behalf of itself and Newco, represents and warrants to the Company and each Selling Stockholder as follows:

         Section 2.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Newco is a corporation duly incorporated, validly existing and in good standing under the laws of Georgia. Each of Buyer and Newco is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Material Adverse Effect (as hereinafter defined) on it.

         Section 2.2 Authorization. The execution, delivery and performance by Buyer and Newco of this Agreement and the Related Agreements (as hereinafter defined) to which either of Buyer and Newco is a party have been duly and validly authorized by the Boards of Directors of Buyer and Newco, respectively, and this Agreement and the Related Agreements constitutes the valid and binding agreement of Buyer and Newco, enforceable in accordance with their terms, subject to (i) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law, and (ii) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

         Section 2.3 Non-Contravention. Neither the execution nor delivery of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby, will result in the breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of Buyer or Newco.

         Section 2.4 Brokerage. No broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by, or on behalf of Buyer.

         Section 2.5 Buyer Common Stock. Buyer has taken all action necessary to authorize and approve the issuance of the Buyer Common Stock at the Closing. The Buyer Common Stock (including Escrow Shares) will, when issued in accordance with this Agreement, be validly issued, fully paid and nonassessable, and such issuance shall not violate applicable federal, state or foreign securities laws. There are no statutory or contractual shareholders' preemptive rights or rights of refusal with respect to the issuance of the Buyer Common Stock (including Escrow Shares) upon execution of this Agreement or consummation of the transactions contemplated hereby.

         Section 2.6 Capital Structure. The authorized capital stock of Buyer consists of 75,000,000 shares of common stock, $0.001 par value per share, of which 12,849,676 are issued and outstanding as of December 31, 1999. All such outstanding securities have been duly and validly issued, are fully paid and non-assessable, and have not been issued in violation of the preemptive rights of any person or applicable federal, state or foreign securities laws. No shares of any other class of capital stock of the Buyer are outstanding.

         The authorized capital stock of Newco consists of 1,000 shares of common stock, without par value, of which 100 are issued and outstanding as of January 13, 2000. All such outstanding securities have been duly and validly issued, are fully paid and non-assessable, and have not been issued in violation of the preemptive rights of any person or applicable federal, state or foreign securities laws. No shares of any other class of capital stock of Newco are outstanding.

         Section 2.7 Securities Filings. Each registration statement, proxy statement, or report (collectively, the "SEC Filings") filed by Buyer with the Securities and Exchange Commission (the "Commission") under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") did not, on the date of effectiveness in the case of each registration statement, or on the later of the date of filing of each such report or any subsequent amendment thereof in the case of each such report, or on the date of mailing in the case of each such proxy or information statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer has filed all documents required to be filed by it with the Commission pursuant to Section 13 and 14(a) of the Exchange Act, and all such documents complied with all applicable requirements of law. Since September 30, 1999, there have been no Material (as hereinafter defined) adverse changes to the business, financial condition, results of operations or prospects of Buyer taken as a whole or from that described in the Buyer's SEC Filings. With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Merger Shares to the public without registration, the Buyer agrees to use its best efforts to:

         (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, for at least two years following the Closing Date;

         (b) file with the Commission in a timely manner all reports and other documents required of the Buyer under the Securities Act and Exchange Act; and

         (c) so long as any Selling Stockholder owns any Merger Shares, Shares, to furnish to such Selling Stockholders forthwith upon request a written statement by the Buyer as to its compliance with the reporting requirements of Rule 144 under the Securities Act, a copy of the most recent annual or quarterly report of the Buyer, and such other reports and documents of the Buyer and other information in the possession of, or reasonably obtained by, the Buyer as any Selling Stockholder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Selling Stockholder to sell any Merger Shares without registration.

                                ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

         The Principal Stockholders, jointly and severally, represent and warrant to Buyer as follows:

         Section 3.1 Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is duly qualified and in good standing as a foreign corporation in the states set forth on Schedule 3.1 attached hereto with full requisite corporate power and authority to own its properties and assets and to carry on lawfully its business as currently conducted, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction except where failure to be so qualified or in good standing is not reasonably likely to have a Material Adverse Effect on the Company.

         (b) Subsidiaries. The Company does not have any subsidiaries and neither owns nor holds any securities of, or any interest in, any other person or entity and is not a partner or member in or subject to any joint venture, partnership, limited liability company or other arrangement or contract that is or could be treated as a partnership for federal income tax purposes.

         Section 3.2 Articles of Incorporation, Bylaws and Agreements. A true, complete and correct copy of the Amended and Restated Articles of Incorporation and Bylaws of the Company together with all amendments thereto have been delivered to Buyer. Except as set forth in that certain Shareholders Agreement dated November 12, 1999 by and among the Company and the Selling Stockholders (the "Shareholders Agreement"), there are no agreements to which the Company is a party to imposing any restrictions upon the transfer of or otherwise pertaining to the securities of the Company (including but not limited to the Shares) or the ownership thereof. Any and all such restrictions shall be duly complied with or effectively waived as of the Closing.

         Section 3.3 Capital Structure. The authorized capital stock of the Company consists of 10,000,000 Common Shares, of which 648,018.14451 shares are issued and outstanding and 5,000,000 shares of special stock, par value $.001, of which 60,913.705584 shares designated as Preferred Shares are issued and outstanding. All such outstanding securities have been duly and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person or applicable federal, state or foreign securities laws. No shares of any other class of capital stock of the Company are outstanding. There are no outstanding options, warrants or other rights to acquire securities or other equity interests of the Company nor are there securities outstanding which are convertible into securities of the Company. Except pursuant to applicable corporate laws, there are no restrictions, including but not limited to self-imposed restrictions, on the retained earnings of the Company or on the ability of the Company to declare and pay dividends.

         Section 3.4 Due Authorization. The execution, delivery and performance of this Agreement and the Related Agreements have been duly and validly authorized, approved and adopted by the Board of Directors of the Company and the Selling Stockholders in accordance with all applicable provisions of the GBCC. This Agreement and the Related Agreements constitute the valid and binding agreement of the Company, enforceable in accordance with their terms, subject to (i) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law, and (ii) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally. Each of the Principal Stockholders has full requisite power and authority to execute, deliver and perform his obligations under this Agreement and the Related Agreements to which he is a party. No other actions or proceedings on the part of the Principal Stockholders are necessary to authorize the execution, delivery and performance by the Principal Stockholders of this Agreement, or the transactions contemplated hereby. No other actions or proceedings on the part of the Principal Stockholders are necessary to authorize the execution, delivery and performance by the Principal Stockholders of the Related Agreements to which they are a party or the transactions contemplated thereby. Each of the Principal Stockholders has duly and validly executed and delivered this Agreement. Each of the Principal Stockholders prior to or at the Closing will have duly and validly executed and delivered the Related Agreements to which he is a party. This Agreement constitutes legal, valid and binding obligations of the Principal Stockholders, in each case, enforceable in accordance with their respective terms, subject to (i) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law, and (ii) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally. The Related Agreements, upon execution and delivery by Principal Stockholders of the Related Agreements to which they are a party, will constitute legal, valid and binding obligations of the Principal Stockholders, in each case enforceable in accordance with their respective terms, subject to (i) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law, and (ii) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

         Section 3.5 Financial Statements and Absence of Changes of Profits and Loss. The statement of revenue and expenses - income tax basis, and statement of assets, liabilities and deficits - income tax basis as of September 30, 1999 of the Company compiled by Habif, Arogeti & Wynne, LLP (the "Financial Statements") have been provided to Buyer. The Financial Statements are true and Materially correct under the income tax method of accounting and fairly present in all Material respects (including but not limited to the inclusion of all adjustments with respect to interim periods which are necessary to present fairly in all Material respects the financial condition and assets and liabilities or the results of operations of the Company under the income tax method of accounting) the financial condition and assets and liabilities or the results of operations of the Company as of the dates and for the periods indicated. Except as set forth on Schedule 3.5, since September 30, 1999 there have been no Material adverse changes to the business, financial condition, results of operations or, to the knowledge of the Company, prospects of the Company that could reasonably be expected, either alone or together with all other such changes, to have a Material Adverse Effect on the Company.

         Section 3.6 Environmental Matters. The Company has duly complied with, and its business, operations, assets, equipment, leaseholds and other facilities are in all Material respects in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, governing (i) air emissions, (ii) discharges to surface water or ground water, (iii) solid or liquid waste disposal, (iv) the use, storage, generation, handling, transport, discharge, release, or disposal of toxic or hazardous substances or wastes, or (v) other environmental, health or safety matters, including without limitation, the Comprehensive
Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 at et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., as amended, and the Clean Air Act, 42 U.S.C. Sections 7401 et seq., as amended. There are no investigations, administrative proceedings, judicial actions, orders, claims or notices which are pending, anticipated or, to the knowledge of any Seller, threatened against the Company relating to the environment. The Company has not received a notice of, and no Seller knows of nor suspects, any facts which might constitute a violation of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of the property or the operation of the business of the Company.

         Section 3.7 Liabilities. Except as and to the extent reflected or reserved against in the Financial Statements, the Company has no liabilities or obligations or indebtedness as of the dates thereof, secured or unsecured (whether accrued, absolute, contingent or otherwise), including, without limitation, tax liabilities due or to become due, and the Company has not incurred, nor will it incur, any liabilities, commitments or obligations since the date of the most recent of the Financial Statements, except liabilities (i) described on Schedule 3.7 attached hereto, (ii) arising in the ordinary course of business not to exceed $5,000, or (iii) expressly permitted by this Agreement. Except as set forth on Schedule 3.7 attached hereto, the Company has no obligations or liabilities, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, secured or unsecured, which could be affected by the execution and delivery of this Agreement or consummation of the transactions contemplated by this Agreement or which could affect the same.

         Section 3.8 Title to and Condition of Assets and Property. The Company has good and marketable title to, or a valid leasehold interest in, any assets reflected in the Financial Statements or currently owned and/or used in the operation of its business, and such assets are free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances, except as set forth in the Financial Statements, the Contracts (as hereinafter defined) or on Schedule 3.8 attached hereto.
Schedule 3.8 attached hereto sets forth a description of all real and tangible personal property currently leased or otherwise occupied or used but not owned by the Company, true, correct and complete copies of which leases and other agreements have been delivered to Buyer. The Company does not own any real property or any interest therein. All tangible personal property not set forth on Schedule 3.8 attached hereto and reflected on the Financial Statements or located on the premises of the Company and used in the business of the Company is owned by the Company and all tangible property owned or leased by the Company, set forth in Schedule 3.8 or located on the premises of the Company and used in the business of the Company is in good operating condition and repair (ordinary wear and tear excepted), is suitable for the use to which the same is customarily put, is free from defects (other than minor defects which do not interfere with the use or operation thereof) and is of a quality presently usable in the ordinary course of the operation of the business of the Company and comprises in all material respects all of the tangible assets currently used or needed in said business.

         Section 3.9 Intellectual Property. Schedule 3.9 sets forth a true, accurate and complete list of all United States and foreign patents issued to the Company (including continuations, continuations-in-part, reissues and re-examinations thereof), all patent applications filed by or on behalf of the Company, and all trademark, trade name, service mark, service name and copyright registrations in the name of the Company (or application for the same). As used in this Agreement "Intellectual Property" means all United States and foreign patents (including continuations, continuations-in-part, reissues and re-examinations thereof) and patent applications; registered and unregistered trade names, trademarks, service names and service marks (and applications for registration of the same) and all goodwill associated therewith; copyrights and copyright registrations (and applications for the same); trade secrets, computer data (including formulations and analyses), computer software (in source code and object code form) and all related programming, user and systems documentation; inventions, processes and designs (whether or not patentable or reduced to practice); know-how and formulae; and all other intangible assets, properties and rights owned or used by the Company. Except as set forth on
Schedule 3.9:

                  (a) all of the Intellectual Property designated on
         Schedule 3.9 as "Owned Intellectual Property" is owned by the Company free and clear of all liens, and is not subject to any license, royalty or other agreement, and the Company has not knowingly and intentionally granted any license, or knowingly and intentionally agreed to pay or receive any royalty with respect to any of the Owned Intellectual Property;

                  (b) none of the Owned Intellectual Property has been or is the subject of any pending litigation, written claim that may lead to litigation or claim of infringement and to the Company's knowledge, none of the remaining Intellectual Property has been or is the subject of such litigation or claim;

                  (c) no license or royalty agreement to which the Company is party, is to the knowledge of the Company in breach or default by any party thereto or the subject of any notice of termination given or any written claim that could result in termination overtly threatened in writing;

                  (d) the products and services produced and sold by the Company, any process method, party, design, material or other Intellectual Property that the Company employs, and the marketing and use by the Company of any such product, service or Intellectual Property, in each case, does not infringe any intellectual property or confidential or proprietary rights of another person or entity, and the Company has not received any notice contesting their right to use any such Intellectual Property; and

                  (e) the Company owns or possesses adequate rights in perpetuity in and to all Intellectual Property necessary to conduct its business as presently conducted, including, without limitation, any URLs used or potentially used in the operation of such business.

         Section 3.10 Contracts. Except as set forth in Schedule 3.10 attached hereto, true, correct and complete copies of which referenced items have been delivered to Buyer (any such contracts are referred to collectively as the "Contracts" and individually as a "Contract"), the Company is not a party to or bound by any of the following:

                  (a) any agreement or contract, whether written or oral, or any other obligation of any kind to or from any person or entity regarding, or in any way related to, any ownership interest in the Company;

                  (b) contract for the purchase or sale of services, equipment, inventory, materials, supplies, or any capital item or items, (i) pursuant to which the aggregate financial obligation of the Company may exceed $5,000 in the aggregate, or (ii) which is not terminable by the Company without penalty upon no more than 30 days' notice;

                  (c) collective bargaining agreement or other agreement with any labor union or labor organization or any employment, consulting, severance, bonus, deferred compensation or similar agreement;

                  (d) agreement, indenture or other instrument relating to the borrowing of money or guaranty of any obligation for the borrowing of money;

                  (e) tenancy, lease, license or similar agreement relating to property;

                  (f) insurance policies naming the Company as an insured or beneficiary or as a loss payee, or for which the Company has paid all or part of the premium;

                  (g) any instrument or agreement relating to indebtedness by way of lease-purchase arrangements, conditional sale, guarantee or other undertakings on which others rely in extending credit, any joint venture agreements or any chattel mortgages or other security arrangements;

                  (h) any agreement or contract with, or any obligation to or from, an Affiliate, or any Affiliate of any Seller. For purposes of this Agreement, "Affiliate" shall mean: any person or entity (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity involved, including, without limitation, officers and directors, (ii) that directly or beneficially owns or holds 10% or more of any equity interest in the person or entity involved, or (iii) 10% or more of whose voting securities (or in the case of a person which is not a corporation, 10% or more of any equity interest) is owned indirectly or beneficially by the person or entity involved. As used herein, the term "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through ownership of securities, by contract or otherwise; or

                  (i) any other agreements, contracts, powers of attorney, binding bids or proposals, whether written or oral (i) pursuant to which the aggregate financial obligation of the Company may exceed $5,000 in the aggregate or (ii) which are not terminable by the Company without penalty upon no more than 30 days' notice.

         None of the Company or, to the knowledge of the Company, any other party to any Material Contract has breached any provisions of, or is in violation or default under the terms of, or has caused or permitted to exist any event that with or without due notice or lapse of time or both would constitute a default or event of default under, any such Contract. There are no facts or circumstances which could lead to the cancellation or other early termination of one or more of the Contracts. All Contracts are valid, binding and in full force and effect and will continue in full force and effect to the benefit of the Company without change following the consummation of the transactions contemplated by this Agreement without obtaining the consent of any other party thereto, except as set forth in
Schedule 3.10 attached hereto. The consummation of the transactions contemplated by this Agreement will not violate or cause a default under any Material provision of, or result in the acceleration of any obligation under, or the termination of, any Material Contract.

         Section 3.11  Litigation and Compliance. Except as set forth in
Schedule 3.11 attached hereto, there is no pending or, to the knowledge of the Company, threatened claim, investigation, lawsuit or administrative proceeding by or against the Company or the operation of its business or involving the Shares. The Company and the operation of its business are in compliance with all applicable federal, state, local and foreign laws ordinances, rules and regulations except to the extent that any such noncompliance does not have a Material Adverse Effect on the business of the Company. There is no order, writ, injunction or decree relating to or affecting the operations or the business of the Company or the transactions contemplated by this Agreement.

         Section 3.12 Licenses and Permits. The Company has all federal, state, local and foreign franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations and permits (collectively, the "Authorizations") necessary to the conduct of its business as currently conducted, except where the failure to have such Authorization would not reasonably be expected to have a Material Adverse Effect on the business of the Company. A list of such Authorizations is set forth on Schedule 3.12(a) attached hereto, true, correct and complete copies of which have been delivered to Buyer. All Authorizations relating to the business of the Company are in full force and effect, no violations have been made in respect thereof, and no proceeding is pending or, to the knowledge of the Company, threatened which could have the effect of revoking or limiting any such Authorizations and the same will not cease to remain in full force and effect by reason of the transactions contemplated by this Agreement.

         Schedule 3.12(b) attached hereto sets forth all registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, authorizations, certifications, waivers or other actions of any kind required to be made, filed, given or obtained by or on behalf of the Company or the Selling Stockholders with, to or from any governmental authorities in connection with the consummation of the transactions contemplated by this Agreement.

         Section 3.13 Insurance. Schedule 3.13 attached hereto sets forth a list of all policies of insurance which insure the properties, business or liability (including, but not limited to, directors' and officers' liability) of the Company, setting forth the types and amounts of coverage, true, correct and complete copies of which have previously been delivered to Buyer. Each of such policies is current and in full force and effect and the Company has not received notice of default under, or intended cancellation or nonrenewal of, any such policies. The Company will keep all current insurance policies in effect through the Closing. The Company has not been refused any insurance by an insurance carrier to which it has applied for insurance.

         Section 3.14  Employee Benefit Plans. Except as set forth on
Schedule 3.14 attached hereto, the Company is not a party to, participates in or has any liability (contingent or otherwise) with respect to:

                  (a) any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are respectively defined in sections 3(1) and 3(2) of ERISA), other than a "multiemployer plan" (as defined in section 3(37) of ERISA);

                  (b) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA); or

                  (c)      any employment agreement.

         Section 3.15 Taxes and Returns. (a) All federal, state, country and local, and all foreign and other, income, franchise, excise, tariff, gross receipts, sales and use, Social Security, employees' withholding, payroll, ad valorem, real and personal property and other taxes and governmental charges, assessments and contributions for which the Company is or may be liable, including but not limited to interest and penalties ("Taxes"), required to be paid, collected or withheld with respect to all open years have been paid or collected or withheld and remitted to the appropriate governmental agency, except for any Taxes which the Company is contesting in good faith which have been noted in the Financial Statements, and except for Taxes not yet payable which have been adequately provided for in the Financial Statements. Except as set forth in Schedule 3.15, true, complete and correct returns (including, without limitation, information returns and other material information) have been timely filed with the appropriate governmental agency with respect to all Taxes and the copies thereof which have been provided to Buyer are true, accurate and complete. To the knowledge of the Company, neither the Company nor any group of which the Company is now or ever was a member has filed or entered into any election, consent or extension agreement that extends any applicable statute of limitations or the time within which a return must be filed. Neither the Company nor any group of which the Company ever was a member is a party to or is aware of any action or proceeding pending or threatened by any governmental authority for assessment or collection of Taxes, no unresolved claim for assessment or collection of Taxes has been asserted, no audit or investigation by any governmental authority is pending or threatened and no such matters are under discussion with any governmental authority. Neither the Company nor any group of which the Company ever was a member will have any liability for any Taxes arising from an audit. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority. The Company is not, and never has been, an "S" corporation under the Internal Revenue Code of 1986, as amended (the "Code").

         (b) All elections with respect to Taxes affecting the Company and the subsidiaries are set forth in Schedule 3.15 attached hereto. The
Company: (i) has not consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the Company's assets; (ii) has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, nor is it required, to treat any asset of the Company as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; or (iv) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local income tax provisions.

         (c) Except as set forth in Schedule 3.15 attached hereto, the Company is not and has never been an includable corporation in an affiliated group of corporations, within the meaning of Section 1504 of the Code.

         (d) The Company has not made an election under Section 338 of the Code nor has it taken any action that would result in any tax liability of the Company as a result of a deemed election within the meaning of Section 338 of the Code.

         (e) The Company has not made or become obligated to make, and will not as a result of the transactions contemplated by this Agreement, make or become obligated to make, any "excess parachute payment" as defined in
Section 280G of the Code (without regard to subsection (b)(4) thereof).

         (f) The amount of tax credit of the Company subject to recapture is set forth in Schedule 3.15 attached hereto. The aggregate amount of ordinary losses on Section 1231(b) property that has been deducted by the Company is set forth in Schedule 3.15 attached hereto.

         (g) The Company is not nor has it been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (h) The Company is a United States person within the meaning of the Code.

         (i) None of the assets of the Company is property which the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

         (j) The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

         (k) The Company has not violated any of the COBRA continuation coverage requirements set forth in Section 4980B of the Code.

         The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax liability within the meaning of
Section 6662(d) of the Code.

         (l) Except as set forth in Schedule 3.15 attached hereto: (i) none of the assets of the Company have been financed with or directly or indirectly secure any industrial development bond or debt the interest on which is tax exempt under Section 103(a) of the Code; (ii) the Company is not a borrower or guarantor of any outstanding industrial revenue bond; and
(iii) the Company is not a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of the Code) of any property which has been financed or improved with the proceeds of any industrial revenue bond.

         (m) The Company currently files Tax returns in the states, political subdivisions thereof, and foreign countries set forth in Schedule
3.15 attached hereto.

         (n) Except as set forth in Schedule 3.15 attached hereto, since January 1, 1995, the Company has not acquired (i) any trade or business (whether through a taxable or nontaxable asset or stock acquisition), or
(ii) any asset by way of merger or liquidation.

         Section 3.16 No Adverse Actions. Except as set forth on Schedule
3.16 attached hereto, there is no existing, pending or, to the knowledge of the Company, threatened termination, cancellation, limitation, modification or change in the business relationship of the Company with any supplier, customer or other person or entity that is expected to have a Material Adverse Effect on the business of the Company.

         Section 3.17 Labor Matters. The Company has no obligations, contingent or otherwise, under any employment or consulting agreement (except if and as set forth in Schedule 3.10 attached hereto), collective bargaining agreement or other contract with a labor union or other labor or employee group. There are no efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; no unfair labor practice complaint against the Company is pending or, to the knowledge of the Company, threatened before the National Labor Relations Board; there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of any Seller, threatened against or involving the Company; no representation question exists respecting the employees of the Company; no grievance or internal or informal complaint which might have an Material Adverse Effect upon the Company or the conduct of their respective business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; no collective bargaining agreement is currently being negotiated by the Company; and the Company has not experienced any labor difficulty.

         Section 3.18 Disclosure. No representation, warranty or statement made by or on behalf of the Company or the Principal Stockholders in this Agreement or the Schedules attached hereto or in the certificates or other materials furnished to Buyer or its representatives in connection with this Agreement and the transactions contemplated hereby or thereby, contains any untrue statement of fact or omits to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

         Full disclosure has been made to Buyer of all material facts with respect to the Company, its business, assets, operations, condition and prospects and the transactions contemplated by this Agreement which a reasonable purchaser would deem relevant.

         Section 3.19 Brokers. Except as previously disclosed to Buyer, the Company has not engaged any investment banker, financial advisor or broker of any kind with respect to the sale of the equity interests in the Company and no fee or other compensation shall become payable to any investment banker, financial advisor or broker of any kind upon the closing of the transaction contemplated hereby.

         Section 3.20 Takeover Statutes. No "fair price," moratorium," "control shares acquisition" or other similar anti-takeover statute or regulation enacted under federal or state law is applicable to the transactions contemplated by this Agreement.

                               ARTICLE III.A
         REPRESENTATIONS AND WARRANTIES OF EACH SELLING STOCKHOLDER

         Each Selling Stockholder represents to Buyer and Newco that, as applied solely to such Selling Stockholder, all of the representations and warranties in this Article III.A are, as of the date of this Agreement, true and correct and do not and will not contain or omit any disclosure that has or will or could have a Material Adverse Effect on the Company or Buyer.

         Section 3.A.1 Ownership of Capital Stock. Each Selling Stockholder is the record and beneficial owner of the number of Common Shares and Preferred Shares set forth opposite such Selling Stockholder's name on Exhibit B. Each of the Shares is owned by a Selling Stockholder free and clear of any option, pledge, security interest, lien, charge, encumbrance, claim, covenant, condition or restriction. Except as set forth in the Shareholders Agreement, there are no agreements to which any Selling Stockholder is a party, whether or not the Company is a party thereto, imposing any restrictions upon the transfer of or otherwise pertaining to the securities of the Company (including but not limited to the Shares) or the ownership thereof. Any and all such restrictions shall be duly complied with or effectively waived as of the Closing.

         Section 3.A.2 Approval of the Merger. Each Selling Stockholder, acting in each capacity in which he or it is entitled to vote to approve or disapprove the consummation of the Merger, has voted all the Shares owned by him or it in favor of the entering of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. Each Selling Stockholder was granted the right to dissent from the Merger in accordance with Section 14-2-1302 et seq. of the GBCC, and each such Selling Stockholder expressly waived such right to dissent.

         Section 3.A.3 Brokers. No Selling Stockholder has engaged any investment banker, financial advisor or broker of any kind with respect to the sale of the equity interests in the Company and no fee or other compensation shall become payable to any investment banker, financial advisor or broker of any kind upon the closing of the transaction contemplated hereby.

         Section 3.A.4 Rights of First Refusal. Each Selling Stockholder has waived any and all rights of first refusal such Selling Stockholder may have with respect to the transfer of Shares upon the consummation of the Merger including, without limitation, the right of first refusal contained in the Shareholders Agreement.

         Section 3.A.5 Investment Representations. Each Selling Stockholder represents and warrants to Buyer that such Selling Stockholder is acquiring the Buyer Common Stock for his own account and not with a view to dividing the Buyer Common Stock with others or participating directly or indirectly in any resale, distribution or underwriting thereof and will not transfer or assign the Buyer Common Stock in violation of the Securities Act, applicable state securities laws or this Agreement. Such Selling Stockholder further represents and warrants that he is able to bear the economic risk of the investment in the Buyer Common Stock and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of such investment. Such Selling Stockholder shall provide such information and execute such documents as Buyer may reasonably request in order to verify the foregoing. Such Selling Stockholder acknowledges that he has had the opportunity to ask questions and receive answers from Buyer concerning the terms and conditions of the offering of the Buyer Common Stock and to obtain any additional information which Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of any information furnished in connection with said offering.

                                 ARTICLE IV
                    ADDITIONAL AGREEMENTS OF THE PARTIES

         Section 4.1 Further Assurances. At any time and from time to time at or after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereby.

         Section 4.2 Payment of Taxes. The Selling Stockholders agree to pay all sales taxes, other property taxes, all documentary or other stamp taxes and all similar taxes, including, but not limited to income taxes imposed on such Selling Stockholders, if any, arising out of or related to the transactions contemplated by this Agreement.

         Section 4.3 Employees. The Principal Stockholders hereby acknowledge that Buyer has no obligation to employ, or to continue the employment of, any of the employees of the Company subsequent to the Closing. None of the Principal Stockholders shall make any representations to the contrary to any of such employees. Notwithstanding the foregoing, Buyer shall, at the Closing, make an offer of employment pursuant to an offer letter substantially in the form of Exhibit D attached hereto (the "Offer Letter") to each of the employees of the Company set forth on
Schedule 4.3 attached hereto. The employment terms for each Offer Letter shall be as set forth on Schedule 4.3. If and to the extent Buyer so requests, the Principal Stockholders shall use their best efforts to cause employees of the Company designated by Buyer to become employees or consultants of Buyer, with it being understood and agreed that such employment or engagement shall be with no contractual obligation on the part of the Company or Buyer other than pursuant to the Employment Agreements (as hereinafter defined), to continue any such employment or engagement, which employment or engagement shall be upon terms and conditions satisfactory to Buyer.

         Section 4.4       Employment Agreements; Settlements.


         (a) At the Closing, Buyer and (i) Robert Schaefer and (ii) Alan Schaefer shall enter into employment agreements substantially in the form attached hereto as Exhibits E and F, respectively (the "Employment Agreements").

          (b) Within sixty (60) days following the Closing, Buyer shall pay the sums of deferred salary due to each of Alan Schaefer, Robert Schaefer, and Teresa Burgera, in the amount for each such individual set forth on Schedule 3.7.

         Section 4.5 SEC Filings. Buyer shall continue to make all SEC filings required by the Securities Act and Exchange Act on a timely basis for at least two years following the Closing Date including, without limitation, in order to make Rule 144 available for use by the Selling Stockholders.

         Section 4.6 Tax-Free Reorganization. Each of the Company, the Principal Stockholders, Buyer and Newco shall use their best efforts to cause the Merger to be treated as a reorganization within the meaning of
Section 368(a) of the Code.

         Section 4.7 Confidentiality. Except as contemplated by this Agreement, as required by law or otherwise expressly consented to in writing by Buyer, all information or documents furnished hereunder by any party shall be kept strictly confidential by the party or parties to whom furnished. Notwithstanding the foregoing, (a) Buyer may issue or make a press release, announcement or other disclosure regarding this Agreement and the transactions contemplated hereby which it determines necessary or desirable under applicable law, and (b) Buyer may, at any time after the date of this Agreement, file with the Commission a Report on Form 8-K pursuant to the Exchange Act with respect to the transaction contemplated by this Agreement, which Report may include, among other things, financial statements and pro forma, financial information with respect to the Company, and/or file with the Commission a registration statement under the Securities Act which includes a prospectus containing any information required to be included therein with respect to the transactions contemplated by this Agreement, including but not limited to financial statements and pro forma financial information with respect to the Company, and thereafter distribute said prospectus in connection with the offer and sale of securities of Buyer. The Principal Stockholders shall cooperate with Buyer and provide such information and documents as may be required in connection with any such filings.

                                 ARTICLE V
                                THE CLOSING

         Section 5.1 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mayer, Brown & Platt, 190 S. LaSalle Street, Chicago, Illinois 60603, at 9:00 a.m. on January 14, 2000 (the "Closing Date"). The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

         Section 5.2 Deliveries by the Company and the Principal
Stockholders. At the Closing, Buyer shall receive from the Company and the Selling Stockholders the following deliveries:

                  (a) Certificates representing the Shares either duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank;

                  (b) A true, correct and complete copy of the Articles of Incorporation, as amended, of the Company, certified by the Secretary of State of Georgia, and a true, correct and complete copy of the Bylaws, as amended, of the Company, certified by the corporate Secretary;

                  (c) Certificate of good standing in each of the states in which the Company is incorporated or qualified stating that the Company is a validly existing corporation in good standing;

                  (d) An opinion from counsel to the Company and the Principal Stockholders, in form and substance reasonably satisfactory to counsel for Buyer;

                  (e) Evidence that the Certificate of Merger have been duly filed and the Merger has become effective in accordance with the GBCC or the delivery of a duly executed Certificate of Merger together with irrevocable instructions to cause the Certificate of Merger to be filed;

                  (f) Copies of the resolutions of the Board of Directors of the Company and the Selling Stockholders approving and adopting this Agreement and the Merger, in each case certified by the Secretary of the Company;

                  (g) The duly executed Escrow Agreement, Employment Agreements and side agreement related to indemnification matters (collectively, the "Related Agreements");

                  (h) Documentation, in form satisfactory to Buyer, evidencing the transfer of the Tourdates.com URL and the Ticketboard.com URL from Robert Schaefer to the Company (including, without limitation, any agreements from Network Solutions, Inc. related thereto);

                  (i) An original or photostatic copy duly certified as accurate and complete of all requisite governmental or regulatory approvals of the transactions contemplated hereby;

                  (j) An affidavit of each Selling Stockholder stating, under penalty of perjury, such Selling Stockholder's U.S. taxpayer identification number and that such Selling Stockholder is not a "foreign person" as defined in Section 1445 of the Code;

                  (k) The stock record book and corporate minute book of the Company; and

                  (l) Such other documents and instruments as Buyer may reasonably request.

         Section 5.3 Buyer's Deliveries. At the Closing, the Selling Stockholders shall receive from Buyer the following:

                  (a) Certificate of good standing from the Secretary of State of Delaware stating that Buyer is a validly existing corporation in good standing;

                  (b) Copy of duly adopted resolutions of Buyer's Board of Directors approving the execution, delivery and performance of this Agreement, certified by its Secretary or Assistant Secretary;

                  (c) Payment of the Merger Consideration pursuant to
         Section 1.A.1;

                  (d)      The duly executed Related Agreements;

                  (e) An opinion from counsel of Buyer in form and substance reasonably satisfactory to counsel for the Company and the Principal Stockholders; and

                  (f) Such other documents and instruments as the Principal Stockholders may reasonably request.

                                 ARTICLE VI
                              INDEMNIFICATION

         Section 6.1 Survival. The representations and warranties of the parties contained in Articles II, III and III.A shall survive the Closing for a period of twelve (12) months, except that representations and warranties with respect to matters concerning Taxes (Section 3.15) environmental matters (Section 3.6), capital structure matters (Sections 2.6, 3.3 and 3.A.1) and authorization (Sections 2.2, 3.2 and 3.A.2) shall survive until ninety (90) days after the expiration of the applicable statute of limitations. Notwithstanding the foregoing, nothing contained in this Agreement shall limit any party's remedies in the event of fraud or violation of the Securities Act or Section 10(b) or Rule 10b-5 of the Exchange Act.

         Section 6.2 Indemnification by the Selling Stockholders. The Principal Stockholders jointly and severally agree to indemnify Buyer and its Affiliates and respective officers, directors, employees, agents, and representatives (the "Buyer Indemnified Parties") against, and agree to hold the Buyer Indemnified Parties harmless from, any and all liabilities, losses, costs, claims, damages, penalties, and expenses (including reasonable attorney's fees actually incurred and expenses and costs of investigation and litigation) (collectively "Losses") incurred or suffered by any of them relating to, arising out of, or otherwise based upon any of the following (Losses attributable to any of the following are referred to herein as "Non-Broker Losses"):

                  (a) any breach of, or any inaccuracy in, any representation or warranty made by the Principal Stockholders in this Agreement, any Related Agreement or any other document delivered at the Closing;

                  (b) any breach of, or failure by, the Principal Stockholders to perform any covenant or obligation in this Agreement;

                  (c) any debt of the Company incurred prior to the Closing and not expressly permitted by this Agreement; or

                  (d) any Taxes for which the Company is or may be liable that have become due and payable during, or which have accrued with respect to any of the Company's (i) taxable periods ending prior to the Closing and (ii) any taxable periods which include the Closing that have not been paid prior to the Closing or reserved on the Financial Statements. Any Taxes attributable to the operations of the Company payable as a result of an audit of any Tax return shall be deemed to have accrued in the period to which such Taxes are attributable.

         The Principal Stockholders shall not be required to indemnify Buyer for any Non-Broker Losses under this Section 6.2 until such time as the amount of the Non-Broker Losses incurred by Buyer exceeds $50,000 (the "Threshold Amount") in the aggregate. If and when the amount of the Non-Broker Losses does exceed $50,000 in the aggregate, then the Principal Stockholders shall be required to indemnify Buyer for the full amount of such Losses up to $5,000,000 (it being understood that this $5,000,000 limitation shall not apply to (i) any and all Non-Broker Losses resulting from a breach of Section 3.3 or 3.4 or (ii) the indemnification obligations of the Principal Stockholders pursuant to Section 6.9). Except as set forth in the preceding sentence, the liability of any Principal Stockholder is limited to an amount equal to the product of (i) such Principal Stockholder's percentage ownership of Common Shares, and (ii) Five Million Dollars ($5,000,000).

         In addition to the above-stated indemnification obligations of the Principal Stockholders, each Selling Stockholder severally, and not jointly, agrees to indemnify the Buyer Indemnified Parties for any Losses relating to, arising out of or otherwise based upon (i) any breach of, or any inaccuracy in, any representation or warranty made by such Selling Stockholder in this Agreement or (ii) any breach of, or failure by, such Selling Stockholder to perform any covenant or obligation of such Selling Stockholder pursuant to this Agreement. The liability of any Selling Stockholder (other than a Principal Stockholder whose limitations on liability is set forth in the preceding paragraph) is limited to an amount equal to the product of (i) such Selling Stockholder's percentage ownership of Common Shares and (ii) $5,000,000 (it being understood that this limitation shall not apply to (i) any and all Non-Broker Losses resulting from a breach of Section 3.A.1 or 3.A.2 or (ii) the indemnification obligations of the Selling Stockholders pursuant to Section 6.9.

         Section 6.3 Indemnification by Buyer. Buyer agrees to indemnify the Selling Stockholders and their Affiliates and their respective officers, directors, employees, agents and representatives ("Seller Indemnified Parties") against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to, arising out of, or in connection with, any of the following:

                  (a) any breach of or any inaccuracy in any representation or warranty made by Buyer in this Agreement, or any Related Agreement or any other document delivered at the Closing; or

                  (b) any breach of or failure by Buyer to perform any covenant or obligation of Buyer set out or contemplated in this Agreement, or any Related Agreement or any other document delivered at the Closing.

         Buyer shall not be required to indemnify the Selling Stockholders for any Losses under this Section 6.3 until such time as the amount of the Losses incurred by the Selling Stockholders exceed $50,000 in the aggregate. If and when the amount of the Losses does exceed $50,000 in the aggregate, then Buyer shall be required to indemnify the Selling Stockholders for the full amount of such Losses up to $5,000,000 (it being understood that this $5,000,000 limitation shall not apply to (i) any and all Losses resulting from a breach of Section 2.5 or (ii) a failure of Buyer to pay the Merger Consideration).

         Section 6.4 Claims. The provisions of this section shall be subject to Section 6.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under Section 6.2 or 6.3 (an "Indemnification Claim"), the party claiming indemnification from the other party (the "Indemnified Person") shall promptly give notice to the party from whom indemnification is requested (the "Indemnifying Person") of such Indemnification Claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person (a "Claim Notice"); provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article VI, except to the extent (if any) that the Indemnifying Person shall have been actually and materially prejudiced thereby. Within thirty
(30) calendar days of receiving the Claim Notice, the Indemnifying Person shall either (i) remit to the Indemnified Party an amount in cash sufficient to fully satisfy the Indemnification Claim, (ii) execute and deliver a certificate to be countersigned by the Indemnified Person instructing the Escrow Agent to disburse promptly Escrow Shares from Escrow Fund I in the amount of the Indemnification Claim (it being understood that this clause (ii) is only applicable if Buyer is the Indemnified Party) or
(iii) notify the Indemnified Party of an intention to dispute the Indemnification Claim and the basis for such dispute. If the Indemnifying Person agrees that it has an indemnification obligation, but objects on the basis that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person (or, if a Buyer Indemnified Party is the Indemnified Person and Escrow Fund I continues to be held by the Escrow Agent, from the Escrow Agent) the lesser amount, without prejudice to the Indemnified Person's claim for the difference (which claim the Indemnifying Person will not be responsible to pay until there is a final adjudication with respect to the disputed amounts).

         Section 6.5 Notice of Third Party Claims, Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article VI, except to the extent (if any) that the Indemnifying Person shall have been actually and materially prejudiced thereby. The Indemnifying Person may, at its own expense: (a) participate in the defense of any claim, suit, action or proceeding; and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 6.2 or 6.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided that: (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person; and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its good faith judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest (after providing the Indemnifying Party prior written notice thereof and an opportunity to demonstrate otherwise), then such Indemnified Person may thereafter employ separate counsel to represent or defend it in any such claim, action, suit or proceeding, and the Indemnifying Person shall pay the reasonable fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

         Section 6.6 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 6.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person shall give the Indemnifying Person at least thirty (30) days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

         Section 6.7 Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

         Section 6.8 Net Losses. Any indemnification pursuant to this
Article VI shall be net of: (i) any actual federal or state income Tax benefit, specifically arising from the facts and circumstances giving rise to the Loss, realizable by the Indemnified Person (or any of its Affiliates) by a reduction in Taxes payable, or by the receipt of a refund of Taxes, by the Indemnified Person (or such Affiliate) so that the Indemnified Person, on an after-tax basis, shall be placed in the same position as though the facts and circumstances giving rise to the Loss had never occurred or existed; and (ii) any net insurance proceeds received by the Indemnified Person (or its Affiliates) with respect to the Loss. The Indemnified Person shall treat the Loss in a good faith manner that causes any federal or state income Tax benefit to apply in the earliest year reasonably permissible.

         Section 6.9 Special Indemnification. (a) The Selling Stockholders jointly and severally agree to indemnify Buyer for any and all Losses incurred by Buyer resulting from any oral or written claim or demand by any broker, investment bank, agent or similar individual or entity (collectively "Brokers") that such Broker is entitled to cash or equity compensation from the Company or Buyer as a result of a past relationship with the Company (a "Broker Claim"). The definition of "Broker Claim" shall include, without limitation, claims by Brokers that such Broker has a right to equity in the Company, either as compensation for past services rendered or otherwise. In the event Buyer receives notice of a Broker Claim, Buyer shall provide the Principal Stockholders with written notice of such Broker Claim within 24 hours of receipt thereof (a "Broker Claim Notice"). Upon receipt of a Broker Claim Notice, the Principal Stockholders shall be solely responsible for the payment of any Losses, including legal fees and other expenses, incurred by Buyer, the Principal Stockholders or the

Company in responding to and defending against such Broker Claim ("Broker Losses"). In the event (i) a Broker Loss is paid by Buyer, subject to the right of the Selling Stockholders to receive the Broker Claim Notice, and to dispute, settle, or otherwise dispose of such claims or (ii) a court or arbitrator enters a final and binding judgment against Buyer relating to a Broker Loss, Buyer shall provide written notice of such payment or judgment to the Principal Stockholders ("Broker Loss Notice") and the Selling Stockholders shall, within three business days of receipt of the Broker Loss Notice, remit the full amount of the Broker Loss to Buyer. If the Selling Stockholders do not remit the full amount of the Broker Loss to Buyer within three business days of receipt of the Broker Loss Notice, then Buyer shall send instructions to the Escrow Agent with respect to the withdrawal of Escrow Shares from Escrow Fund II as provided for in the Escrow Agreement.

         (b) Notwithstanding the indemnification provisions set forth in
Section 6.9(a), in the event of a Broker Claim, Buyer and the Selling Stockholders, shall in good faith cooperate with each other in defending such Broker Claim. Such cooperation shall include, without limitation, (i) making available all information (by way of producing written documents, in person meetings, or otherwise) that would be necessary or desirable in defending the Broker Claim and (ii) retaining legal counsel to assist in the defense of such Broker Claim if it is determined that legal counsel is necessary (it being understood that both Buyer and the Principal Stockholders shall each have the right to approve any such legal counsel prior to such counsel's retention). Buyer and the Principal Stockholders shall jointly approve any settlement that may be reached with respect to a Broker Claim.

                                ARTICLE VII
                             POWER OF ATTORNEY

         Section 7.1 Appointment of Stockholders' Agent. The Selling Stockholders, and each of them, hereby irrevocably constitute and appoint Robert Schaefer with an address at 644 Antone Street, Suite 3, Atlanta, GA 30318 (the "Stockholders' Agent") as their agent and attorney-in-fact to modify, amend, or otherwise change this Agreement, or any of its terms or provisions (including modifications, amendments, or changes subsequent to Closing), to take all actions and to execute all documents necessary or desirable to consummate the transactions contemplated by this Agreement, to tender their Shares pursuant to this Agreement and to accept the Merger Consideration in connection therewith and to take all actions, to execute all documents that may be necessary or desirable in connection therewith (including, without limitation, delivery of the certificates for their Shares and execution of such powers of attorney or other instruments as may be necessary to comply with this Agreement), to give and receive consents and all notices hereunder, to negotiate and settle claims for indemnification under Article VI hereof, and to perform any other act arising under or pertaining to this Agreement and the transactions contemplated hereby. The Selling Stockholders, and each of them, agree that service of process upon the Stockholders' Agent in any action or proceeding arising under or pertaining to this Merger Agreement shall be deemed to be valid service of process upon the Selling Stockholders, and any claim by Buyer or Newco against the Selling Stockholders, or any of them, in respect to this Agreement may be asserted against, and settled with, said Stockholders' Agent. The Stockholders' Agent shall be deemed to have accepted the appointment herein upon his execution of this Agreement.

         Section 7.2 Irrevocable; Binding on Successors, Etc. It is expressly understood and agreed that the power of attorney and agency created by this Article VII is coupled with an interest of the respective parties hereto and shall be binding and enforceable on and against the respective heirs, personal representatives, successors and assigns of the Selling Stockholders, and each of them, and the same shall not be revoked or terminated by the death, disability, bankruptcy, or incompetency of the Selling Stockholders, or any of them, but shall continue to be binding and enforceable by the Stockholders' Agent, Buyer, and Newco, and their respective successors and on and against the heirs, personal representatives, and successors and assigns of the Stockholders in the manner provided herein.

                                ARTICLE VIII
                               MISCELLANEOUS

         Section 8.1 Expenses. Subject to the following sentence and as otherwise provided herein, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby. At the Closing, Buyer will pay the legal and accounting expenses incurred by the Company and the Principal Stockholders in connection with this Agreement and the Related Agreements; provided, however, that the legal and accounting expenses to be paid by Buyer pursuant to this sentence shall not exceed $75,000 in the aggregate.

         Section 8.2 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of California.

         Section 8.3 Dispute Resolution; Arbitration.

         (a) Dispute Resolution. In the event any dispute arises in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement, the parties agree to use all commercially reasonable efforts to settle such dispute by consulting and negotiating with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both parties. If the matter is not resolved within 30 days, then the disputes or differences shall be finally settled by arbitration in accordance with the provisions of this Section 8.3.

         (b) Arbitration. If the parties are unable to resolve their dispute or differences in accordance with the provisions of paragraph (a), the dispute or differences shall be finally settled by arbitration in accordance with this Section 8.3 and the Rules of the American Arbitration Association (the "AAA Rules"). In the event of any conflict between this
Section 8.3 and the AAA Rules, this Section 8.3 shall control. Prior to any such arbitration, the parties agree to use all reasonable good faith efforts to reach satisfactory resolution among themselves.

         (c) Arbitration Panel. A panel of three arbitrators shall be formed in the following manner (the "Arbitration Panel"). Each of the Sellers' Representative and Buyer shall appoint one arbitrator, and those two arbitrators shall choose the third arbitrator. If the Arbitration Panel is not formed within 60 days after the expiration of the deadline for referral to arbitration set forth in paragraph (a), either party may request the American Arbitration Association to select the Arbitration Panel. All of the arbitrators shall be unaffiliated in any manner with any of the parties or their counsel.

         (d) Procedures. The arbitrators shall allow such discovery as the arbitrators determine to be appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrators shall hold a conference with the parties as soon as practicable, to define and narrow the issues and claims to be arbitrated, to define and limit discovery, and to identify the form of evidence to be presented. Any arbitration pursuant hereto shall be conducted by the arbitrators under the guidance of the AAA Rules. The arbitrators shall conduct the arbitration procedure in accordance with the AAA Rules. The arbitrators shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable. A full and complete record and transcript of the arbitration procedure shall be maintained and the judgment of the arbitrators shall be accompanied by detailed written findings of fact and the conclusions reached by the arbitrators (which findings and conclusions the arbitrators shall be required to make), as well as the arbitrators' reasons for reaching such conclusions. The arbitrators shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrators shall be final, binding and nonappealable with respect to all persons, including persons who have failed or refused to participate in the arbitration process, and shall be reviewable only to the extent provided by the AAA Rules.

         (e) Specifics of Arbitration. The arbitration shall take place in New York, New York. The arbitrators shall have authority to award relief under legal or equitable principles, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrators. The arbitration award shall be final, binding on the parties, and shall deal with the question of costs of arbitration and all matters related thereto. Judgement upon the award rendered may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof, as the case may be. The arbitration shall be governed by the choice of laws set forth in Section 8.2.

         (f) Confidentiality. All proceedings under this Section 8.3, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties except (i) to the extent necessary to comply with law or with the valid order of an administrative agency or a court of competent jurisdiction; or (ii) in order to enforce its rights under this Agreement.

         (g) Continued Performance. The fact that the dispute resolution procedures specified in this Section 8.3 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement, and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

         Section 8.4 Notices. Any notices or other communications required under this Agreement shall be in writing, shall be deemed to have been given when delivered in person, by telex or telecopier, when delivered to a recognized next business day courier, or, if mailed, when deposited in the United States first class mail, registered or certified, return receipt requested, with proper postage prepaid, addressed as follows or to such other address as notice shall have been given pursuant hereto:

                   If to the Company or the Principal Stockholders:

                   Robert Schaefer
                   Alan Schaefer
                   c/o Musicom, Inc.
                   644 Antone Street, Suite 3
                   Atlanta, GA  30318
                   Telecopy:  (404) 355-9066

                   With a copy to:

                   Kilpatrick Stockton LLP
                   Attn:  Terry Aronoff
                   1100 Peachtree Street
                   Atlanta, GA  30309
                   Telecopy:  (404) 815-6555

                   If to Buyer:

                   LAUNCH Media, Inc.
                   Attn: Senior Vice President, Business and Legal Affairs 2700 Pennsylvania Avenue
                   Santa Monica, CA  90404
                   Telecopy:  (310) 526-4400

                   With a copy to:

                   Mayer, Brown & Platt
                   Attn:  Seth J. Weinberger
                   190 South LaSalle Street
                   Chicago, Illinois 60603
                   Telecopy:  (312) 701-7711

         Section 8.5 Assignment. This Agreement may not be assigned, by operation of law or otherwise, except that Buyer may assign its rights under this Agreement in whole or in part to a subsidiary or other Affiliate of Buyer (including but not limited to any subsidiary or Affiliate of Buyer formed or acquired following the date hereof); provided, however, that any such assignment by Buyer shall not discharge Buyer from any of its obligations under this Agreement.

         Section 8.6 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 8.7 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by Buyer and the Stockholders' Agent.

         Section 8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         Section 8.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         Section 8.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

         Section 8.11 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         Section 8.12 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or a successor or permitted assign of such a party.

         Section 8.13 Stock Legend. Each of the certificates of Buyer Common Stock issued to the Selling Stockholders pursuant to the transactions hereunder, shall bear the following legend:

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

         Section 8.14 Certain Definitions.  For purposes of this Agreement:

                  (a) "knowledge of the Company" means the knowledge of Robert Schaefer or Alan Schaefer, and it is assumed that such persons made reasonable and diligent efforts under the circumstances to become knowledgable of the relevant state of facts and circumstances.

                  (b) "Material" means, as applied to any entity, material to the business, operations, property or assets, liabilities, financial condition, results of operations or prospects of that entity and its subsidiaries, taken as a whole.

                  (c) "Material Adverse Effect" means, with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event) to any entity, that such fact or circumstance has caused, is causing or will cause, directly or indirectly, or consequentially, singularly or in the aggregate with other facts and circumstances, any Losses in excess of the Threshold Amount.

         Section 8.15 Tax Records. At the Closing, the Company shall provide Buyer with copies of such records as Buyer may require for the preparation of any Tax returns or other similar reports or forms required to be filed by Buyer and such records as Buyer may require for the defense of any audit, examination, administrative appeal or litigation of any such Tax return or other similar report or form. After the Closing, (i) the Principal Stockholders and Buyer shall mutually cooperate in resolving any audit or litigation pertaining to any Taxes by, including without limitation, providing the assistance of any knowledgeable employees and shareholders and by supplying any necessary records and (ii) Buyer shall provide each Selling Stockholder with copies of such records as such Selling Stockholder may reasonably require for the preparation of any Tax returns.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PRINCIPAL STOCKHOLDERS                    LAUNCH MEDIA, INC.

/s/ Robert Schaefer                       By: /s/ Robert D. Roback
--------------------------                   -----------------------------
    ROBERT SCHAEFER                       Name:  Robert D. Roback
                                          Its:   President

/s/ Alan  Schaefer
--------------------------
    ALAN SCHAEFER


MUSICOM, INC.                             TD MERGER SUB, INC.


By: /s/ Robert Schaefer                   By: /s/ Matthew Lehman
    -----------------------                   -----------------------------
Name:   Robert Schaefer                   Name:  Matthew Lehman
Its:    President                         Its:   President